EXHIBIT 99.1

Hooker Furniture Reports Third Quarter Sales, Earnings and Increased Dividend

MARTINSVILLE, Va., Dec. 06, 2019 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $158.2 million and net income of $3.9 million, or $0.33 per diluted share, for its 2020 fiscal year third quarter ended November 3, 2019.

Net sales decreased 7.8%, or $13.3 million, compared to the prior year quarterly period, and net income decreased 58.0%, or $5.4 million. Earnings per diluted share for the quarter decreased 58.2% from $0.79 a year ago.

For the fiscal 2020 first nine months, consolidated net sales were $445.9 million, with net income of $10.1 million, or $0.85 per diluted share. Net sales decreased 7.7%, or $37.1 million compared to last year’s first nine months. Earnings per diluted share decreased 60.1% to $0.85 from $2.13 in the prior year first nine months.

“Our lower third quarter sales and earnings were impacted by significantly higher chargebacks and reduced volume from a single large retail customer at Home Meridian (‘HMI’),” said Paul B. Toms Jr., chairman and chief executive officer. “The lingering effects of 25% tariffs on finished goods and component parts imported from China, along with spotty retail demand that has continued through the first nine months of the year, also negatively affected our performance,” he said.

The sales decline with the same single major customer represented 70% or $6.4 million of a $9 million volume reduction at the Home Meridian segment, and approximately $3 million in excess chargebacks from the same retailer, drove a $4.0 million operating loss for the quarter in the segment. That compares to operating income of about $5 million at Home Meridian in the same quarter a year ago.

While sales in Hooker Branded and All Other were down 6% and 4.3%, respectively, gross profits and operating income as a percentage of net sales improved compared to prior year third quarter. “In total, given the challenging retail environment and the continued impact of tariffs, we were gratified to improve profitability performance in the Hooker Branded segment and All Other,” Toms said. Specifically, Toms noted that “Our Hooker Branded Segment achieved a 190-basis-point improvement in operating income margin, and All Other achieved a 390-basis-point improvement compared to prior year third quarter.”

He continued, “In addition to improving operating income in the Hooker Branded segment and All Other despite the 7.8% consolidated net sales reduction in the third quarter, we built our cash position by over $13 million since the end of last fiscal year, and reduced inventories, especially discontinued and overstocked items, as we adjusted inventory levels to correspond with our lower incoming order and sales rates,” Toms said.

“The impact of 25% tariffs on imported furniture from China enacted this summer has generally resulted in a 10% price increase on the portion of the Company’s product line imported from China in the Hooker Branded Segment, suppressing retail demand, while Home Meridian has had a harder time raising prices in the short-term,”, Toms said, but added, “our sourcing transitions to non-tariff countries are on schedule. Company-wide, we expect to reduce the portion of our overall product line imported from China from 40% at the end of our most recent fiscal year to approximately 22% by this fiscal year end, with further progress expected in fiscal 2021.”

During the third quarter, consolidated gross profit decreased $7.4 million, from 20.9% to 18.0% of net sales, compared to last year’s third quarter. The decrease was driven by lower gross profit in the Home Meridian segment, partially offset by increased gross profit in All Other. Gross profit decreases in the Home Meridian segment were driven by the 9.7% sales decline, the previously discussed excess chargebacks, and increased tariff, freight and warehousing costs.

Segment Reporting: Hooker Branded

Net sales for the Hooker Branded segment decreased $2.8 million, or 6.0% in the fiscal 2020 third quarter versus the prior year third quarter.

Hooker Casegoods experienced lower incoming orders and reduced sales volume driven by lower consumer demand and soft home furnishings retail business conditions. Volume loss was partially mitigated by higher average selling prices as the division adjusted pricing to mitigate increased product costs and tariffs.

Hooker Upholstery continued the growth momentum that has characterized the entire year with incoming orders up over 10% year-over-year. A broader product offering with a product mix including more  sofas and sectionals, which have higher average selling prices, are fueling Hooker Upholstery’s growth.

Segment Reporting: Home Meridian

Home Meridian segment’s sales were $85.8 million, down $9.2 million, or 9.7%, in the third quarter compared to the same period a year ago. “A $6.4 million sales decline with the single large retailer referenced earlier, along with about $3.3 million in excess chargebacks from the same large retailer this quarter and margin deterioration due to tariffs and increased freight costs, especially on existing programs with large retailers, are the primary reasons for the decrease”, said Doug Townsend, co-president of Home Meridian. “Continued softness at retail across most sales channels, and business disruptions from tariffs also contributed to the sales decline,” he said. “Year to date, sales are down 9.8%, the majority of which is attributable to the same single customer.” Townsend added that the problem with the chargebacks  were isolated to the single large retail customer, with no similar issues with any other retailers.

Orders in the quarter were down 9.2% versus the prior year, and backlog was down 10.7% compared to last year. Operating loss was -4.6% of sales in the quarter. In addition to the factors mentioned above, Townsend also noted that, “several other factors also negatively affected the quarter including about $600,000 in previously incurred demurrage costs, $450,000 in costs to store excess inventory ordered in anticipation of higher sales and quality-related customer returns from the major customer last year. We also wrote that returned inventory down by $650,000 during the quarter to increase the rate of sale. These costs were partially offset by a $520,000 gain on the settlement of our pension plan during the quarter, recorded in other income.”

“Looking forward to next quarter, we anticipate shipments to be down with the single large retailer by approximately $20 million compared to fiscal 2019 fourth quarter. However, on a positive note, we expect the balance of shipments to other customers to improve during the quarter, and a significant improvement in overall segment profitability. Longer term, we believe the Home Meridian segment is poised to turn the corner toward far better performance beginning next year,” he said. He added that “both Pulaski Furniture and Samuel Lawrence Furniture (SLF) gained new product placements with multiple mega accounts at the recent International High Point Market, with the new SLF mixing warehouse instrumental in gaining new placements with smaller retailers who were previously unable to buy large mixed product assortments from HMI via direct container. Our new HMIdea ready-to-assemble furniture division launch was very well received, and we plan first shipments to occur in our Q2 of next year. We incurred about $200,000 in start-up costs for HMIdea in the recently completed third quarter of fiscal 2020.”

Segment Reporting: All Other

All Other, which includes domestically-produced upholstery divisions Bradington-Young, Shenandoah and Sam Moore, along with H Contract, reported a net sales decrease of $1.3 million, or 4.3%, from $30 million in last year’s third quarter to $28.7 million in the fiscal 2020 third quarter. Lower sales were driven by a sales decline in two out of three of our domestic upholstery manufacturing divisions due to soft retail conditions, partially offset by continued growth at H Contract, which specializes in furnishings for senior living and retirement facilities.

Despite a sales decrease, All Other’s gross profit increased in absolute terms and as a percentage of net sales due to lower material costs and better cost containment. The segment reported operating income margin of 9.6% and 8.7% for the fiscal third quarter and first nine months, respectively.

Cash, Debt and Inventory

The Company ended the fiscal 2020 third quarter with $24.5 million in cash and cash equivalents and $31.1 million in acquisition-related debt. Despite the disappointing operating results, during the first nine months the Company generated $26.6 million in cash from operating activities and $1.4 million from proceeds received on a note receivable from the sale of a former distribution facility, paid $5.3 million in cash dividends to its shareholders, $4.7 million for capital expenditures to expand manufacturing facilities and $4.4 million towards its term loans. As of November 3, 2019, $25.7 million was available on its $30 million revolving credit facility, net of $4.3 million reserved for standby letters of credit. Consolidated inventories stood at $103.6 million. Additionally, the Company’s total assets and liabilities each increased approximately $41 million as of quarter-end due to the adoption of Accounting Standards Codification Topic 842, Leases on the first day of the current fiscal year.

Outlook

“Compared to the second quarter, consolidated orders increased by about $8 million or 5% in the third quarter,” said Toms. “However, compared to the same period a year ago, consolidated orders dipped approximately $15 million, or 8%. “The decline in orders from the one large Home Meridian customer is about half of that reduction, along with the subdued demand from increased prices due to tariffs. While some retail segments like large national chains, club stores, international sales and full-line furniture independent retailers are sluggish, sales performance in other channels such as e-commerce, hospitality, contract furniture and interior design is up.

“On a consolidated basis, we expect earnings to improve on a sequential basis next quarter. We believe the earnings performance momentum we have in the Hooker Branded segment and All Other will continue, and for the Home Meridian segment earnings to improve significantly despite the reduced volume from the single large customer,” Toms said.

“There are two calendar dynamics to point out that will impact our performance next quarter,” he added. “First, last year was a 53-week fiscal year, so Company-wide we will have one less week of shipments this year. In addition to this lost week of shipping, the Chinese New Year and Vietnamese New Year holiday vacations are earlier, which will result in five to ten fewer shipping days this fiscal year for our container direct customers.”

“Regarding the overall business climate, we believe housing and demographic trends bode well for us and for the furniture industry in general,” Toms said. “In the last four months, we’ve seen housing starts, housing sales, household formations and affordability all trend positive. Demographically, Millennials are finding jobs, leaving home, getting married, creating households and starting families.  Generation X consumers are reaching peak earnings years and we’re seeing housing turnover from Baby Boomers as they retire, relocate or downsize. We expect to be well positioned strategically, financially and with the right product lines and talent to capitalize on all these trends.”

Dividends

On December 5, 2019, the Company’s board of directors declared a quarterly cash dividend of $0.16 per share, an increase of 6.7% or $0.01 per share, payable on December 30, 2019 to shareholders of record at December 16, 2019.

Conference Call Details

Hooker Furniture will present its fiscal 2020 third quarter financial results via teleconference and live internet web cast on Friday morning, December 6, 2019 at 9:00 AM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The conference ID number is 6991984. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 95th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2018 shipments to U.S. retailers, according to a 2019 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the current U.S. administration imposing a 25% tariff on certain goods imported into the United States from China, including almost all furniture and furniture components manufactured in China, with the potential for additional or increased tariffs in the future; (3) sourcing transitions away from China, including the lack of adequate manufacturing capacity and skilled labor and longer lead times, due to competition and increased demand for resources in other countries; (4) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (5) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers; (6) our inability to collect amounts owed to us; (7) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (8) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (9) disruptions and damage (including due to weather) affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices or warehouses in Vietnam and China; (10) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (11) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (12) higher than expected employee medical and workers’ compensation costs that may increase the cost of our high-deductible healthcare and workers compensation plans; (13) our ability to successfully implement our business plan to increase sales and improve financial performance; (14) product liability claims; (15) risks related to our defined benefit plans; (16) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (17) the cost and difficulty of marketing and selling our products in foreign markets; (18) price competition in the furniture industry; (19) difficulties in forecasting demand for our imported products; (20) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (21) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (22) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (23) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (24) capital requirements and costs, including the servicing of our floating-rate term loans; (25) competition from non-traditional outlets, such as internet and catalog retailers; (26) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, fluctuating consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; and (27) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2019. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)
	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2019	2018	2019	2018

Net sales	$158,176	$171,474	$445,942	$483,026

Cost of sales	129,777	135,638	363,201	379,079
Casualty loss	-	-	-	500
Total Cost of sales	129,777	135,638	363,201	379,579

Gross profit	28,399	35,836	82,741	103,447

Selling and administrative expenses	22,810	22,979	67,286	68,150
Intangible asset amortization	596	596	1,788	1,788

Operating income	4,993	12,261	13,667	33,509

Other income, net	309	200	215	275
Interest expense, net	316	354	986	1,099

Income before income taxes	4,986	12,107	12,896	32,685

Income tax expense	1,066	2,775	2,829	7,504

Net income	$3,920	$9,332	$10,067	$25,181

Earnings per share
Basic	$0.33	$0.79	$0.85	$2.14
Diluted	$0.33	$0.79	$0.85	$2.13

Weighted average shares outstanding:
Basic	11,789	11,763	11,782	11,758
Diluted	11,816	11,778	11,821	11,778

Cash dividends declared per share	$0.15	$0.14	$0.45	$0.42

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)
	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2019	2018	2019	2018

Net Income	$3,920	$9,332	$10,067	$25,181
Other comprehensive income (loss):
Gain on pension plan settlement	(520)	-	(520)	-
Income tax effect on settlement	124	-	124	-
Amortization of actuarial loss	37	43	111	129
Income tax effect on amortization	(9)	(10)	(27)	(31)
Adjustments to net periodic benefit cost	(368)	33	(312)	98

Reclassification of tax effects due to the adoption of
ASU 2018-02	-	-	-	111

Total Comprehensive Income	$3,552	$9,365	$9,755	$25,390

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	November 3,	February 3,
	2019	2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$24,498	$11,435
Trade accounts receivable, net	92,603	112,557
Inventories	103,615	105,204
Income tax recoverable	2,348	-
Prepaid expenses and other current assets	4,119	5,735
Total current assets	227,183	234,931
Property, plant and equipment, net	30,782	29,482
Cash surrender value of life insurance policies	25,016	23,816
Deferred taxes	3,035	4,522
Operating leases right-of-use assets	40,872	-
Intangible assets, net	33,967	35,755
Goodwill	40,058	40,058
Other assets	1,528	1,152
Total non-current assets	175,258	134,785
Total assets	$402,441	$369,716

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loans	$5,833	$5,829
Trade accounts payable	27,407	40,838
Accrued salaries, wages and benefits	5,449	8,002
Income tax accrual	-	3,159
Customer deposits	13,030	3,023
Current portion of lease liabilities	6,395	-
Other accrued expenses	3,913	3,564
Total current liabilities	62,027	64,415
Long term debt	25,253	29,628
Deferred compensation	10,611	11,513
Lease liabilities	35,304	-
Other long-term liabilities	3	984
Total long-term liabilities	71,171	42,125
Total liabilities	133,198	106,540

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,838 and 11,785 shares issued and outstanding on each date	51,177	49,549
Retained earnings	218,131	213,380
Accumulated other comprehensive (loss) income	(65)	247
Total shareholders’ equity	269,243	263,176
Total liabilities and shareholders’ equity	$402,441	$369,716

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Thirty-Nine Weeks Ended
	November 3,	October 28,
	2019	2018
Operating Activities:
Net income	$10,067	$25,181
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	5,260	5,558
Gain on pension settlement	(520)	-
Gain on disposal of assets	(271)	(66)
Deferred income tax expense	1,461	254
Non-cash restricted stock and performance awards	891	919
Provision for doubtful accounts and sales allowances	1,365	(1,692)
Gain on life insurance policies	(715)	(608)
Changes in assets and liabilities
Trade accounts receivable	18,589	9,036
Inventories	1,589	(16,862)
Income tax recoverable	(2,348)	-
Prepaid expenses and other current assets	(638)	(484)
Trade accounts payable	(13,456)	5,566
Accrued salaries, wages and benefits	(2,553)	(484)
Accrued income taxes	(3,159)	(2,412)
Customer deposits	10,006	(1,359)
Operating lease liabilities	536	-
Other accrued expenses	350	503
Deferred compensation	156	(2,253)
Other long-term liabilities	-	122
Net cash provided by operating activities	26,610	20,919

Investing Activities:
Purchases of property, plant and equipment	(4,745)	(2,464)
Proceeds received on notes receivable	1,465	99
Premiums paid on life insurance policies	(558)	(620)
Proceeds received on life insurance policies	-	1,225
Net cash used in investing activities	(3,838)	(1,760)

Financing Activities:
Payments for long-term debt	(4,393)	(15,679)
Cash dividends paid	(5,316)	(4,946)
Net cash used in financing activities	(9,709)	(20,625)

Net increase/(decrease) in cash and cash equivalents	13,063	(1,466)
Cash and cash equivalents at the beginning of year	11,435	30,915
Cash and cash equivalents at the end of quarter	$24,498	$29,449

Supplemental schedule of cash flow information:
Income taxes paid, net	$6,754	$9,661
Interest paid, net	852	973

Supplemental schedule of noncash investing activities:
Increase in lease liabilities arising from obtaining right-of-use assets	$272	$-
Increase in property and equipment through accrued purchases	25	104

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME (LOSS) BY SEGMENT
(In thousands)
(Unaudited)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	November 3,		October 28,		November 3,		October 28,
	2019		2018		2019		2018
		% Net		% Net		% Net		% Net
Net Sales		Sales		Sales		Sales		Sales
Hooker Branded	$43,703	27.6%	$46,479	27.1%	$122,707	27.5%	$129,801	26.9%
Home Meridian	85,776	54.3%	95,013	55.4%	240,594	54.0%	266,631	55.2%
All Other	28,697	18.1%	29,982	17.5%	82,641	18.5%	86,594	17.9%
Consolidated	$158,176	100%	$171,474	100%	$445,942	100%	$483,026	100%

Operating Income (Loss)
Hooker Branded	$6,188	14.2%	$5,712	12.3%	$15,453	12.6%	$17,381	13.4%
Home Meridian	(3,955)	-4.6%	4,829	5.1%	(9,013)	-3.7%	10,168	3.8%
All Other	2,760	9.6%	1,720	5.7%	7,227	8.7%	5,960	6.9%
Consolidated	$4,993	3.2%	$12,261	7.2%	$13,667	3.1%	$33,509	6.9%